Exhibit 10.1
March 20, 2006
Mr. George T. Haymaker, Jr.
c/o Kaiser Aluminum & Chemical Corporation
27422 Portola Parkway, Suite 350
Foothill Ranch, California 92610
     Re:     Non-Executive Chairman of the Boards Agreement
Dear George:
     On behalf of the Boards of Directors (the “Boards”) of Kaiser Aluminum Corporation and Kaiser Aluminum & Chemical Corporation this letter confirms the extension of the term of your Non-Executive Chairman of the Boards Agreement dated January 7, 2005 (as amended, the “Agreement”) through the earlier of (i) June 30, 2006 and (ii) the effective date of the plan of reorganization filed by the companies as such plan may be amended or modified. As a result of the extension, any references to March 31, 2006 in the Agreement will be deemed to be amended to refer to June 30, 2006. Except as noted in this letter, all other terms of the Agreement shall continue in full force and effect.
     George, the Boards are very pleased that you are willing to continue the duties of non-executive Chairman of the Boards. Your contributions continue to be invaluable and we look forward to continuing to work with you.
     If the terms of this extension are consistent with your understanding of the terms of the extension, please sign this letter in the space provided below and return a copy to me.
Very truly yours,
John Barneson
Senior Vice President and
Chief Administrative Officer
The foregoing is agreed to and accepted
effective as of March ___, 2006

George T. Haymaker, Jr.